Exhibit 99.1

September 2007

From the desk of Tracey Olson
Chief Executive Officer/General Manager

The last few weeks have reminded me that summer is drawing to an end. This fact has been realized by all the employees of Granite Falls Energy recently as we have bid farewell to three summer interns: Jon Barber, Dan Johnson, and Ryan Opdahl. Jon was assigned to the Maintenance Department and spent the summer keeping our site mowed and trimmed along with assisting the maintenance technicians in the everyday maintenance of the facility. Jon is attending North Dakota State University this fall majoring in Nuclear Medicine. Dan Johnson was assigned to the Operations Department. Early this summer, Dan and Jon worked hard at finishing up some final grading and grass seeding. The last several weeks of the summer, Dan worked in the grains area receiving corn, loading out DDGS and ethanol. Dan is attending Hamline University this fall majoring in Management and Economics. Ryan Opdahl was assigned to the Lab. Ryan was responsible for taking fermentation and ethanol samples, testing the samples, and documenting the results. Ryan is returning to the University of Minnesota this fall where he is majoring in Chemical Engineering. These three young men worked very hard this summer, and we hated to see them leave. We wish them well in their areas of study and hope to have the opportunity to work with them again here at Granite Falls Energy. Early in August, Chad Friese joined Granite Falls Energy as our Risk Manager. In the position of Risk Manager, Chad will be responsible for the procurement of corn, natural gas, chemicals, and denaturant along with the sales of ethanol, DDGS, and other co-products. The commodity markets continue to be very volatile and where there is volatility there is opportunity as long as you can manage risk. The addition of Chad as our Risk Manager will allow Granite Falls Energy to better manage risks. Chad provides a brief biography of himself and his family in a separate article in this newsletter. As a result of the Notice of Violation (NOV) received in January and subsequent findings, the Minnesota Pollution Control Agency (MPCA) forced Granite Falls Energy to reduce production to meet the permitted 12-month rolling sum of 45,000,000 gallons undenatured ethanol. Therefore, in April, May and June, Granite Falls Energy reduced the monthly production by 200,000; 500,000; and 1,000,000 gallons respectively. By July 1, 2007, Granite Falls Energy was in compliance with the 12 month rolling sum limitation on production. The plant continues to operate well and run at the maximum capacity allowed by our air permit (12-month rolling sum of 45,000,000 gallons undenatured ethanol). Granite Falls Energy is continuing to work with MPCA to resolve the NOV. A meeting is scheduled with MPCA in early September to review a final draft of the Stipulation Agreement and to discuss the terms of an assessment for noncompliance and “economic benefit gains” as a result of the alleged overproduction. Management and the Board of Governors of Granite Falls Energy strongly believe that there was no “economic benefit” gained as a result of the alleged overproduction due to the fact that MPCA forced Granite Falls Energy to reduce production to get back into compliance (the forced reduction in gallons produced offset the previous gallons overproduction). As stated in previous newsletters, Granite Falls Energy cannot proceed with the process of amending the environmental permits to allow for greater production until the NOV is resolved. Granite Falls Energy provided all the requested information to the MPCA for evaluation on a timely basis and the MPCA has expressed its need for additional time to review the documentation provided. While we are becoming increasingly frustrated with the manner in which the MPCA is handling our environmental permitting issues, we continue to work with the MPCA in a constructive manner to resolve these issues. Once the NOV is finalized, Granite Falls Energy will aggressively pursue the required amendments to our environmental permits to allow an increase in our permitted rate of production In addition to pursuing an amendment to increase production, Granite Falls Energy continues to evaluate several technologies that may allow us to increase efficiencies and provide other revenue streams. Some of the technologies being evaluated are oil separation, steam turbine electrical generation and anaerobic digestion along with opportunities with the City of Granite Falls for water supply and discharge. As these evaluations are finalized and changes implemented, more information will be provided in future newsletters. I would like to remind anyone interested in being considered as a candidate for a Governor position on the Board of Governors at the Annual Meeting in March 2008 that an application must be submitted by November 1, 2007.

An application form will be made available on the Granite Falls Energy website by October 1, 2007. Once the form is completed, the form shall be mailed to:

Nominating Committee, c/o Granite Falls Energy
15045 Highway 23 SE, P.O. Box 216, Granite Falls, MN 56241-0216

The application form shall be mailed via registered mail, return receipt. The Nominating Committee shall then evaluate all applications and present a list of candidates recommended for election to the Board at the annual meeting of members. I would like to conclude with a rallying call. As witnessed almost daily in newspapers and editorials, the ethanol industry is being attacked by opponents blaming ethanol for everything from increased food prices, global warming, failure of petroleum companies to build new petroleum refineries, draining underground aquifers, etc. These claims lack hard scientific facts and ethanol opponents are trying to use these unfounded claims to undermine the entire ethanol industry. When the real facts are that the production and use of ethanol reduces greenhouse gasses, reduces our dependency on foreign oil, has boosted local economies, and dramatically reduces the environmental impacts caused by the fossil fuels ethanol is replacing. I would like to call for all ethanol supporters to write a letter to their respective government representatives reinforcing the benefits of ethanol and the need for the representatives to continue to support the $0.51/gallon blender’s tax credit, the secondary tariff of $0.54/ gallon on all imported ethanol and an increasing the levels of use of ethanol in the Renewable Fuel Standard (FRS). In addition, join the American Coalition for Ethanol (ACE) letter to the editor campaign. The ACE website (www.ethanol.org) contains samples of ethanol letters to the editor to help organize your thoughts. Let’s stand up and show our enthusiasm for this great industry!

Check us out on the web at
www.granitefallsenergy.com

Paul Enstad
Chairman of the Board of Governors

I will share with you several items of importance concerning Granite Falls Energy. Please read the entire newsletter as we have very good information as it relates to you, our owners. I encourage you to visit our website for further information and to learn more about our company. First of all, our management and employees continue to do a fantastic job of running the plant very efficiently. We continue to run at our maximum permitted capacity of 47.2 million gallons per year of denatured ethanol. Our yield continues to be excellent at approximately 2.9 gallons of ethanol for every bushel of corn processed. This is a testament to the great team effort we have here at Granite Falls Energy. The paving of the roads and pathways was completed. The pavement looks very good and will eliminate the messy conditions that occur during rainy periods and the spring thaws. It also eliminates dust. Our water usage has decreased substantially since we began drawing from the Minnesota River in February and our water discharge rates have also been much less than when we were using water from the wells. I am very happy to report to you that except for low interest loans totaling approximately six hundred and six thousand dollars from the Economic Development Authority, we are debt free. The thirty four million dollar term loan that we signed in 2004 has a balance of zero. I congratulate all unit holders at this time on your ownership of a debt free ethanol plant. I am happy with Management and the Board for the decisions that were made to accomplish this feat in such a short period of operations. As we move forward from here, we are now in a great position to withstand some of the challenges that may occur. We will also be able to take advantage of opportunities when they arise. Most importantly we can now plan for further distributions. I can assure you that discussions are occurring as we plan for the future and review our financial condition. Our CEO, Tracey Olson continues to focus on risk management and permitting issues in order to maximize returns on investment to the owners. We have recently hired a risk manager to be on site to assist us in these changing markets. His name is Chad Friese. This will free more of Tracey’s time to spend on new opportunities, permitting and compliance as well as his many other duties. I have been asked recently if Granite Falls Energy is at risk of running out of corn to operate the plant. Some areas of the country have had this issue to deal with. Our agreement with Farmers Coop Elevator gives us peace of mind that corn will be available. The elevator can rail and truck corn to the plant and the farmers do a great job of delivering directly to the plant at a steady pace. Our DDG’s building has been running full for quite some time. The end users are having a difficult time allowing our railcars to get back to us in a timely manner. It is fortunate that we are able to ship via rail or truck as the trucks have been busy moving more product recently. As you know, and as I have stated in earlier newsletters we have been planning on an increase in production. An increase in production would be very welcome news for our owners. However, due to unforeseen issues we are not able to receive the permits from the MPCA to allow us to boost production. And we may not be able to apply for the permits for some time. A time schedule to get this done is unknown. Many environmental groups and other groups are bringing concerns to the MPCA concerning ethanol production. This is an industry wide issue and questions are being asked about the impacts of rapid expansion of the ethanol industry. Rules and regulations are changing at MPCA and compliance is very burdensome. One of the greatest attributes to the ethanol industry is the fact that we produce a renewable fuel that is friendly to the environment. Yet the industry is being attacked right now and it is frustrating when considering our expansion plans and for any new plants that need to receive permitting. Tracey was recently named Vice President of Minnesota Ethanol Producers Association (MEPA). This is a group of Minnesota ethanol plants that was formed several years ago. Tracey, along with MEPA and others is attempting to help the upper mid-west ethanol industry to address these pertinent issues. I am confident that we will ultimately achieve our goals at Granite Falls Energy to increase our production.

Robin Spaude
GFE Plant Manager

Time sure flies, it has been nearly 6 months since I last wrote about projects here at Granite Falls Energy. For starters, we continue to be pleasantly surprised and encouraged by the performance of our new Cold Lime Softening (CLS) water treatment system. Water consumption, utility water discharge, water treatment chemicals, and filtration supply costs have been significantly reduced. We are re-using 100% of our RO reject water and have pumped water from our storm water holding ponds for 2 1/2 months. Including the use of RO reject and storm pond water we continue to realize a total raw water to undenatured alcohol ratio of 2.7 to 1 and there’s still room for reducing that by using cooling tower back wash. With ground water (wells) being colder than surface water (river) we weren’t sure what to expect with the cooling efficiency of our cooling tower. Our Mid-90 degree days this summer pushed the cooling tower but we did not have to start up the refrigeration water chiller to supplement cooling tower performance. We have also watched river water quality closely for algae; BOD’s and etc. but, thus far have not had issues with either. We have had to wrestle with lint and cotton from trees that got through our intake screen and plugged up strainers down line but have only had to deal with that once since February. Simple line flushing took care of the problem. The MN DNR has been keenly interested in our accomplishments and senior Water’s Division staff members recently toured our facility to view our accomplishments. Our ground water well recovery continues to be positive and we continue to monitor it monthly. We have not had to run the wells as a backup since the switch to the river. DNR concerns about dewatering, or “mining” of the aquifer that we were in, have all proven to not be a concern based on recovery progress. Early May brought on another scheduled maintenance shut down; our third since startup. We were a little busier than previous shut downs with replacement of 650’ of carbon steel piping with stainless steel piping in our CIP system and portions of 190 proof piping. Our plant is nearly 2 years old and we are starting to see some abrasion and chemical wear in carbon steel piping and tanks. Additional redundancy/efficiencies were put into the plant (i.e., 2nd vacuum pump, change over to high efficiency, high-horsepower electrical motors, etc.) There were no surprises with any equipment during this shut down. We had planned for the above as part of our normal maintenance regimen. The last part of our Phase 1 construction was realized in late June with paving of our on- site roads and re-shouldering, application of black dirt and final seeding. What a pleasure to not have dirt or mud tracked into our production buildings any more! We get a lot of compliments about the cleanliness of our production buildings and we do take pride in keeping them that way. Our employees do a super job of staying on top of the cleaning details in addition to their normal duties. June also brought about a long, four day shut down to repair stack and deaeration coils in our boiler economizer, re-insulation of the T.O. to boiler expansion joints and modifications to T.O. pre-heater ductwork. We couldn’t get the replacement coil components early enough for the May shut down. ICM and Victory Energy, the equipment manufacturers, replaced and repaired these items under warranty and worked around the clock to get everything fixed. This down time also gave us an opportunity to get our ethanol production level down to satisfy the requirements of our MPCA permit that Tracey Olson describes in his article. It’s such a shame that an efficient plant like this has to lope along, production-wise, as we try to get the permit amendments approved. Fall is just around the corner and with it is another scheduled maintenance shut down in October. For those of you that farm, have a safe and prosperous harvest.

Stacie Schuler
Chief Financial Officer/Controller

Early Autumn greetings from the Administrative Staff...
We have completed our SEC reporting for the third fiscal quarter that ended July 31, 2007. This report (10QSB) will be available for viewing via the SEC link on our website, or http://www.sec.gov/edgar/searchedgar/companysearch.html, on September 14, 2007. This report contains condensed financials with footnotes, as well as Management Discussion and Analysis of our third quarter results of operations and outlook for our fourth fiscal quarter 2007. I encourage you to read through this report in its entirety. Please give our office a call if you need assistance in viewing our SEC reports. The earnings for the third quarter were $1,338,686 [$42.97 per unit], and year-to-date earnings through the third quarter were $16,096,475 [$516.64 per unit]. As Paul mentioned in his article, we paid off the remaining balance of our long term debt with First National Bank of Omaha on June 21st. This will result in significant interest savings! GFE is changing year end income tax reporting to December 31. Please see the message below from our tax accountants for clarification. They have also provided some additional information and clarification regarding Minnesota Non-Resident state income tax withholding. All unit trades completed by August 31st through Alerus Securities, and private transfers submitted to our office by September 15th, will be submitted for approval to the Board of Governors. Once approved, these trades and transfers will be effective October 1, 2007. New certificates will be issued shortly after the approval. Please visit the Alerus Securties website (www.alerusagstock.com) for GFE units available for sale, offers to purchase and recent sales; or you can call Alerus Securities toll free at 800-279-3200, ext. 3402. We also have the link on our GFE website “Trading Capital Units”. We wish you all a Safe and Successful Harvest Season!

FROM OUR TAX ACCOUNTANTS AT BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
Granite Falls Energy Year-End Change For Income Tax Reporting
For financial reporting, Granite Falls Energy uses a fiscal year ending October 31 and will continue to use the October 31 fiscal year. However starting in 2007, the company will use the calendar year (December 31) for income tax reporting purposes. This change is required by the Internal Revenue Code. Because a sufficient percentage of the members of Granite Falls Energy, LLC are pass-through entities (such as other LLC’s, partnerships, and Subchapter S corporations) the tax code does not allow the company to elect a tax year-end other than the calendar year. To make the change, the company will file two tax returns for 2007: one return for the 12-month period ending October 31, 2007, and one return for the two-month period covering November and December of 2007. This will mean that the members will get two Schedule K-1’s for 2007, reflecting their share of the company’s income for these two periods. The sum of the amounts from these two K-1’s should be reported on the members’ 2007 income tax returns. For 2008 and future years, only one Schedule K-1 will be issued for each member covering a calendar year period. The Company expects these K-1s will be mailed to the members by February 1, 2008. In addition we intend to send a letter around December 15, 2007, which will estimate the taxable income per unit to assist you with your tax planning for 2007.

Minnesota Withholding For Non- Minnesota Resident Members
The State of Minnesota requires that the company withhold Minnesota income tax on the distributive income allocated to individual, estate, and trust members who are NOT Minnesota residents, if those amounts exceed $1,000 for the year. Distributive income is not based on the distributions you have received during the year. The Minnesota minimum filing requirement for nonresidents is based on the member’s Minnesota gross income ($8,450 for 2006), but the withholding requirement imposed by the state of Minnesota is based on $1,000 of distributive income. Therefore, in some senarios, withholding can be required at the company level even though you don’t meet the minimum filing requirement for a Minnesota nonresident. Since all activity of the company occurs in Minnesota, a member’s distributive income will be the same as your federal income adjusted for any Minnesota modifications as reported on the member’s KPI (for example bonus depreciation and JOBZ exemptions). The amount to be withheld is the maximum rate, currently 7.85%, of the nonresident member’s Minnesota distributive income. The company’s Minnesota withholding obligation can be eliminated if it receives a signed Form AWC (Alternative Withholding Certificate) from its nonresident members. We anticipate sending out these forms around the 1st of October. If you are a non-Minnesota resident member and do NOT want the company to withhold Minnesota tax on your behalf, simply sign the form AWC and return it to the company. Signing form AWC and returning it to the company will alleviate the company from withholding on your behalf. However you may still have a Minnesota tax obligation if you are required to file a Minnesota income tax return. You should consult your tax advisor regarding your specific tax situation. Any withholding paid on your behalf will be deducted from your next distribution; or if you are no longer a shareholder, or you sell your shares prior to the next distribution, you owe this money to the company. Please note a new Form AWC must be completed each year. Because of the tax year-end change occurring in 2007, and the two returns being filed (for the 12- month period ending October 31, 2007 and the two-month period covering November and December 2007), the company will be sending out two AWC’s to its non-Minnesota members this year.

Chad Friese
Risk Manager

Hello, my name is Chad Friese; I am the newest member of the Granite Falls Energy team. I grew up on a small farm in Barrett, MN; I graduated from Concordia College in Moorhead. After college my wife, Tanya, and I moved to Breckenridge, MN, where I had taken a job as Agronomy Manager, and started our family which consists of three boys. After two years in this position, the opportunity arose to become Grain Manager and later, General Manager. So as you can see I have a very diverse back ground. Now in my current role as Risk Manager this diversity will be called upon to manage the risks associated with the production of ethanol. Currently corn has not given us clear direction on its price intentions, while we watch the energies slowly decline from summer highs. This is good news for buying natural gas, but not so good as we see the price of ethanol also decline. The corn overall looks to be a good sized crop, which means prices could continue to decline, but the wheat market and the potential of an acreage battle later in the market year with soybeans are having a buoying effect on corn values. Have we seen our marketing year lows in corn? Time will tell. I do expect corn prices to rally shortly after harvest, once the last bushel is carefully tucked away. For corn to hold acres with high input costs, prices will need to stay firm and the American farmer is going to have to make some tough decisions on what is the best crop to grow for the 2008 crop year. With wheat currently having broken all-time high September contract prices, Winter wheat is probably already starting to take acres. With all that in mind, we are currently booked on about two-thirds of our corn for the last quarter of the year, waiting for a harvest dip in prices to finish up and get more aggressive on forward bookings. With the decline in the markets in recent months, we have been trying to get ethanol values hedged against a declining market. The energy decline has given us an opportunity to extend coverage of our natural gas inputs. We currently have three-fourths of our needs for last quarter 2007 covered, and a little over half of our first quarter 2008 needs watching for a further dip to extend additional coverage. There’s no magic here with ethanol going forward at levels that make only low priced corn look real enticing and the outlook for that limited by an upcoming acreage battle and strong market demand. Our marketing partner for ethanol does have us covered well for the last quarter 2007 on ethanol, but we are trying to extend our own coverage into 2008 marketing year with hedges on any up-swing in the current price model. We have about 13% of our 2008 ethanol production hedged.

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding the benefits of reducing our debt load and investing in our redundant water supply as well as the anticipated difficulties regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.

15045 Hwy. 23 SE Granite Falls, MN 56241

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